October 20, 2005



Mr. Glen Hjort
Chief Financial Officer
MPM Technologies, Inc.
199 Pomeroy Road
Parsippany, NJ  07054


	Re:	MPM Technologies, Inc.
		Form 10-KSB/A for the Fiscal Year Ended December 31,
2004
Filed October 3, 2005
		File No. 000-14910


Dear Mr. Hjort:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      Sincerely,



								April Sifford
								Branch Chief

cc: 	Mr. Ryan Milne